Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Kodiak AI, Inc. 2025 Equity Incentive Plan and Kodiak AI, Inc. 2025 Employee Stock Purchase Plan of Kodiak AI, Inc. of our report dated May 14, 2025 (except for the effects of the reverse recapitalization described in Note 1 and Note 3, as to which the date is March 11, 2026), with respect to the consolidated financial statements of Kodiak AI Inc. (formerly Kodiak Robotics, Inc.) included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, CA

March 11, 2026